EX. 99.28(h)(7)(ii)

Amendment to Amended and Restated
Anti-Money Laundering Agreement

This Amendment to the Amended and Restated Anti-Money Laundering Agreement dated November 27, 2012 (the “Agreement”), is by and among Jackson National Life Insurance Company (“Jackson”), JNL Series Trust, JNL Variable Fund LLC, JNL Investors Series Trust, and JNL Strategic Income Fund LLC (each a “Fund,” and collectively, the “Funds”).
Whereas, the Jackson and the Funds (the “Parties”) have entered into the Agreement by which the Funds delegate to Jackson the performance of certain anti-money laundering functions.
Whereas, pursuant to a reorganization of JNL Strategic Income Fund LLC’s only series, the JNL/PPM America Strategic Income Fund into the PPM Strategic Income Fund, a series of PPM Funds, a registered investment company advised by PPM America, Inc., effective on the close of business June 29, 2018, JNL Strategic Income Fund LLC will no longer need to be a party to the Agreement.
Whereas, the Parties have agreed to amend the Agreement to remove JNL Strategic Income Fund LLC as a party, effective close of business June 29, 2018.
Now, Therefore, the Parties hereto agree to amend the Agreement as follows:

1)	JNL Strategic Income Fund LLC is hereby removed as a party to the Agreement, effective close of business June 29, 2018.

2)	Except as specifically amended hereby, the Agreement shall remain in full force and effect in accordance with its terms.

3)
This Amendment may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts taken together shall constitute one and the same instrument. Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the Parties hereby adopt as original any signatures received via electronically transmitted form.

In Witness Whereof, the Parties hereto have caused this Amendment to be executed, effective as of close of business June 29, 2018. This Amendment may be executed in two or more counterparts, which together shall constitute one document.

Jackson National Life Insurance Company

By:	/s/ Kristan L. Richardson
Name:	Kristan L. Richardson
Title:	Assistant Vice President and Assistant Secretary

JNL Series Trust JNL Variable Fund LLC JNL Investors Series Trust JNL Strategic Income Fund LLC

By:	/s/ Kristen K. Leeman
Name:	Kristen K. Leeman
Title:	Assistant Secretary